April 15, 2009

CONFIDENTIAL
LETTER OF INTENT

Paradigm Medical Industries, Inc.
2355 South 1070 West
Salt Lake City, UT 84119

Dear Sir or Madam:

On the terms and subject to the conditions set forth below, Fairhills Capital Offshore, LLC (the “Investor”) will commit to financing $1,800,000 in promissory notes to Paradigm Medical Industries, Inc. (the “Issuer”) on the principal terms set forth below. Except for the Confidentiality Provision, this letter is non binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations.  Such agreements will contain customary representations, warranties and indemnifications.  The material terms of the offering are set forth below:

Issuer:	Paradigm Medical Industries, Inc. (PDMI)
Investor:	Fairhills Capital Offshore
Instrument:	Promissory Note (“Note”)
Amount:
Fairhills Capital shall commit to finance $1,800,000 (“Commitment Amount”) through the purchase of notes from Issuer as follows: $600,000 in notes to be purchased every three months over a nine month period with the first purchase of $300,000 to be made at closing and the remainder to be purchased upon the satisfaction of financial objectives to be mutually determined by Investor and Issuer.

Interest Rate:	6% per year.
Maturity Date:	90 days from the date of issuance.

Confidential, for discussion purposes only.
Fairhills Capital Offshore, LLC

April 15, 2009

Closing Date:	Date on which definitive documents are signed by the Issuer and Investor.
Repayment:
The Investor shall be paid back first by any revenue or any other source of income.
Prepayment of the outstanding Note available at 115% during the first 30 days, 120% up to and including the 60th day, 125% thereafter.

Default Interest:	15% per year
Right of First Refusal:	The Investor shall have a right of first refusal on future financing transactions with the Issuer for as long as the Notes remain outstanding.
Fees:	The Issuer shall be responsible for all of its own fees and expenses incurred in connection with the documentation and closing of this transaction.
Conditions:	Satisfactory completion of all due diligence.
Use of Proceeds:	The net proceeds to be received by the Issuer shall be used for working capital.
Confidentiality:
The existence of this term sheet and the individual terms and conditions are of a confidential nature and shall not be disclosed to anyone, except the Issuer, the Issuer’s management, its Board of Directors and its legal and accounting advisors.

Closing Date:	On or about April 11, 2009. This term sheet expires at 5pm April 7, 2009.

SIGNATURE PAGE FOLLOWS

If the terms and conditions contained herein are satisfactory, please sign as indicated below.  We appreciate this opportunity to work with you on this investment.  We look forward to an expeditious and successful closing of this transaction.

Confidential, for discussion purposes only.
Fairhills Capital Offshore, LLC

April 15, 2009

Sincerely,

Fairhills Capital Offshore, LLC

By: /s/ Ed Bronson
Name: Ed Bronson
Title: Managing Partner

AGREED TO AND ACCEPTED:

Paradigm Medical Industries, Inc.

By: /s/ Randall A. Mackey
Name: Randall A. Mackey
Title: Chairman of the Board

Dated: April 7, 2009

Confidential, for discussion purposes only.
Fairhills Capital Offshore, LLC